EXHIBIT 99.1

News Release

BOARDWALK PIPELINE PARTNERS ANNOUNCES COMMITMENT TO BUILD PIPELINE EXPANSION TO TRANSPORT GAS FROM FAYETTEVILLE SHALE

OWENSBORO, KY, December 15, 2006 - Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that it has committed to build two extensions from its existing pipeline system to transport gas for producers operating in the Fayetteville Shale play in Arkansas.
The Fayetteville Lateral, consisting of approximately 167 miles of 36 inch pipeline with an initial design capacity of 800,000 MMBtu per day and a maximum capacity of 1.1 Bcf per day, will originate in Conway County, Arkansas and proceed east through the Bald Knob, Arkansas area to an interconnect with Boardwalk’s Texas Gas pipeline in Coahoma County, Mississippi. The Greenville Lateral, consisting of approximately 98 miles of pipeline with an initial design capacity of 750,000 MMBtu per day, will originate at Texas Gas’s mainline near Greenville, Mississippi and proceed east to the Kosciusko, Mississippi area. Boardwalk expects the cost to build the Fayetteville Lateral to be approximately $360 million and the cost to build the Greenville Lateral to be approximately $230 million.

Construction of the Fayetteville Lateral and the Greenville Lateral is supported by a precedent agreement with Southwestern Energy Services Company (SES), a wholly-owned subsidiary of Southwestern Energy Company, a leading developer of the Fayetteville Shale. Pursuant to the precedent agreement, SES will enter into firm transportation agreements with an initial term of 10 years for 500,000 MMBtu per day on the Fayetteville Lateral (with an option for SES to increase to 800,000 MMBtu per day), and 400,000 MMBtu per day on the Greenville Lateral (with an option to increase to 640,000 MMBtu per day). Both laterals are expected to be in service in early 2009, subject to regulatory approvals.

The Fayetteville Lateral will receive gas from multiple receipt points in the Fayetteville Shale play in central Arkansas and deliver the gas to new and existing markets served by Boardwalk’s existing and planned pipelines, as well as to multiple interstate pipeline interconnects on the Greenville Lateral. The ability to access markets on Texas Gas and interconnecting pipelines serving the Midwest, Northeast, the Henry Hub and the Southeast will provide needed optionality to Fayetteville Shale producers.
“The Fayetteville Shale is a leading shale production play in the Mid-Continent, and gas volumes from this region are expected to increase over the next few years as producers increase their drilling activities,” said H. Dean Jones II, Co-President of Boardwalk. “As these volumes grow, we can incrementally increase the capacity of the Fayetteville Lateral up to the maximum of 1.1 Bcf per day by adding compression.”

“The Fayetteville Lateral also gives Boardwalk a platform for further organic growth in the Mid-Continent from which we could extend the pipeline west into eastern Oklahoma to transport gas from existing production areas and the emerging Caney/Woodford Shale play,” said Mr. Jones. “We are excited about adding the Fayetteville and Greenville Laterals to our portfolio of projects, and we are proud to have Southwestern as a major customer supporting these projects.”

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws relating to expectations, plans or prospects for Boardwalk and its subsidiaries, including those relating to whether or not the Company will successfully complete the Fayetteville Lateral and the Greenville Lateral, the cost and timing of any completed projects, the impact of government regulations on the construction and operation of these laterals, the volumes of gas that may be discovered, developed and produced from the Fayetteville Shale and shipped on the Fayetteville Lateral, any future additional expansions of our pipeline systems and the future financial performance of any of these assets. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company's control and the risk factors and other cautionary statements discussed in Boardwalk's filings with the U.S. Securities and Exchange Commission.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 146 Bcf.

CONTACT:

Kathy Kirk, VP of Strategic Marketing

Boardwalk Pipeline Partners, LP

(713) 544-6190

Brian Cody, VP of Business Development

Boardwalk Pipeline Partners, LP

(713) 544-7365